Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Dynavax Technologies Corporation for the registration of 6,631,538 shares of its common stock, and to the incorporation by reference therein of our reports dated March 9, 2007, with respect to the consolidated financial statements of Dynavax Technologies Corporation, Dynavax Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Dynavax Technologies Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
San Francisco, California
August 28, 2007